EXHIBIT 3.1

SELKIRK COGEN PARTNERS, L.P.
AMENDMENT NO. 4 TO THE THIRD
AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP

     This Amendment No. 4 to the THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made as of July 12, 2004, by and among the undersigned parties.

WITNESSETH:

     WHEREAS, Selkirk Cogen Partners, L.P. (the “Partnership”) was established pursuant to a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware following the execution and delivery of an Agreement of Limited Partnership dated as of December 15, 1989 (the “Original Agreement”) by and among JMC Selkirk, Inc., a Delaware corporation, as general partner (“JMC”), Old State Management Corp., a Massachusetts corporation, as both general partner and limited partner (“OSM”), and Makowski Selkirk, Inc., a Delaware corporation (“MSI”), as limited partner;

     WHEREAS, the Original Agreement was amended and restated on June 15, 1990 (the “First Amended Agreement”) to admit JMCS I Investors, L.P., a Delaware limited partnership (“JMCSI”), as a general partner and Old State Selkirk Associates L.P., a Delaware limited partnership (“OSSA”), as a limited partner, and to reflect the withdrawal of OSM and MSI from the Partnership;

     WHEREAS, the First Amended Agreement was further amended and restated as of October 23, 1992 (the “Second Amended Agreement”) to provide, among other things, for the merger of Selkirk Cogen partners II, L.P. (“SCPII”) into the Partnership, with the Partnership as the surviving entity, pursuant to a Merger Agreement dated October 23, 1992 by and between the Partnership and SCPII;

     WHEREAS, the Second Amended Agreement was further amended and restated as of May 1, 1994 (the “Third Amended Agreement”) to reflect the withdrawal of OSSA from the Partnership and to provide, among other things, for the admission of RCM Selkirk GP, Inc. (formerly Cogen Technologies Selkirk GP, Inc.), a Texas corporation, as a general partner of the Partnership; for the admission of Makowski Selkirk Holdings, Inc. (“Holdings”) and RCM Selkirk, L.P. (formerly Cogen Technologies Selkirk, L.P.), a Delaware limited partnership, as limited partners of the Partnership; and for the conversion of a portion of the general partnership interest of JMCSI in the Partnership to a limited partnership interest;

     WHEREAS, the Third Amended Agreement was first amended (“Amendment No. 1 to the Third Amended Agreement”) (i) to reflect the withdrawal of Holdings as a Class A Limited Partner of the Partnership; (ii) to admit EI Selkirk, Inc., a Delaware corporation (“EII”), as a Substituted Class A Limited Partner of the Partnership; and (iii) to make certain conforming changes to the Third Amended Agreement;

     WHEREAS, the Third Amended Agreement was further amended (“Amendment No. 2 to the Third Amended Agreement”) (i) to convert all of JMCSI’s general partnership interest in the Partnership to the limited partnership interest, which interest is held by PentaGen Investors, L.P. (formerly JMCS I Investors, L.P.); (ii) to assign a portion of JMCSI’s limited partnership interest in the Partnership to JMC; and (iii) to consent to the consummation of these transactions;

     WHEREAS, the Third Amended Agreement was further amended (“Amendment No. 3 to the Third Amended Agreement”) (i) to reflect the name change of the Class A. Limited Partner of the Partnership from EII to Aquila Selkirk, Inc., a Delaware corporation, and (ii) to make certain conforming changes to the Third Amended Agreement;

     WHEREAS, Aquila Selkirk, Inc. converted to a Delaware limited liability company on February 18, 2004, and subsequently changed its name from Aquila Selkirk, LLC to Teton Selkirk LLC effective March 18, 2004;

     WHEREAS, the parties hereto desire to further amend the Third Amended Agreement (i) to reflect the conversion and name change of the Class A Limited Partner; and (ii) to make certain conforming changes to the Third Amended Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
AMENDMENT NO. 4 TO THE THIRD AMENDED AGREEMENT

     1. Section 1(x) of the Third Amended Agreement (as amended by Amendments No. 1, 2 and 3 to the Third Amended Agreement) is hereby amended by deleting such subsection in its entirety and inserting the following language:

     “(x) Class A Limited Partner. Teton Selkirk LLC, a Delaware limited liability company, or any Substituted Limited Partner that acquires all of the Partnership Interest held by the Class A Limited Partner(s). If there is more than one Class A Limited Partner, the Class A Limited Partner shall mean one Class A Limited Partner designated by Teton Selkirk LLC (or if Teton Selkirk LLC is no longer a Class A Limited Partner, then designated by the Class A Limited Partner which holds the largest Partnership Interest).”

     2. All references in the Third Amended Agreement and in Amendments No. 1, 2 and 3 to the Third Amended Agreement to the “Class A Limited Partner (EII)” and the “Class A Limited Partner” shall refer to the Class A Limited Partner as defined in Paragraph 1 above.

     3. Section 2(d) of the Third Amended Agreement (as amended by Amendments No. 1, 2 and 3 to the Third Amended Agreement) is hereby amended by deleting such subsection in its entirety and inserting the following language:

     “(d) Registered Office and Registered Agent. The registered office of the Partnership in the State of Delaware and the registered agent of the Partnership in the State of Delaware for service of process shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.”

     4. Schedule VIII of the Third Amended Agreement (as amended by Amendments No. 1, 2 and 3 to the Third Amended Agreement) is hereby amended by deleting the address for Aquila Selkirk, Inc. and replacing it with:

Teton Selkirk LLC c/o ArcLight Capital Holdings, LLC 200 Clarendon Street 55th floor Boston, MA 02117 Attn: President

With a copy to:

Caithness Teton Operating Services, LLC 565 Fifth Avenue, 29th floor New York, New York 10017 Attn: Business Manager, Selkirk

     5. Schedule VIII of the Third Amended Agreement (as amended by Amendments No. 1, 2 and 3 to the Third Amended Agreement) is hereby further amended by deleting the addresses for JMC Selkirk, Inc. and PentaGen Investors, L.P. and replacing them with:

JMC Selkirk, Inc. 7600 Wisconsin Avenue Bethesda, Maryland 20814 Attn: General Counsel

PentaGen Investors, L.P. 7600 Wisconsin Avenue Bethesda, Maryland 20814 Attn: General Counsel

     6. Schedule VIII of the Third Amended Agreement (as amended by Amendments No. 1, 2 and 3 to the Third Amended Agreement) is hereby further amended by deleting the addresses for RCM Selkirk GP, Inc. and RCM Selkirk L.P. and replacing them with:

RCM Selkirk GP, Inc. RCM Selkirk L.P. c/o The McNair Group Five Post Oak Park 4400 Post Oak Parkway, Suite 1400 Houston, Texas 77027-3440 Attn: Scott E. Schwinger

     7. All capitalized terms used in the Amendment shall have the meanings ascribed to them in the Third Amended Agreement as in effect on the day immediately preceding the day and year as first above written.

     8. Except as amended by this Amendment all other terms and provisions of the Third Amended Agreement as in effect on the day immediately preceding the day and year first written above shall continue in force and effect and unchanged and are hereby confirmed in all respects.

     IN WITNESSETH WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized representatives on the day and year first written above.

JMC SELKIRK, INC.,
as Managing General Partner, pursuant
to Section 16(a)(i) of the
Third Amended Agreement

By:	/s/ F. JOSEPH FEYDER

Name: F. Joseph Feyder
Title: Vice President